Exhibit 12

February 5, 2018

The Board of Directors
VirtualArmour International Inc.
8085 S Chester Street, Suite 108
Centennial, CO 80112

Re: Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as securities counsel to VirtualArmour International Inc. (the "Company"), in connection with the preparation and filing of an offering statement on Form 1-A (as amended or supplemented, the "Offering Statement", SEC File No. 024-10752) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), related to the offering of an aggregate of 11,153,889 shares of Company common stock no par value (the "Common Stock").  The Offering Statement contemplates the sale by the Company of 11,153,889 shares of Common Stock (the "Offering Stock").  This opinion is being delivered in connection with the Offering Statement, to which this opinion appears as an exhibit.

We have examined the Offering Statement and, for the purposes of this opinion, we have also examined the originals, or duplicate, certified, conformed, or electronic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Offering Stock has been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Offering Statement and any relevant agreements thereunder, will be legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Offering Statement or any portion thereof.  We express no opinion other than as to the federal laws of the United States of America and the Colorado Business Corporation Act (including the statutory provisions, the applicable provisions of the Colorado Constitution and reported judicial decisions interpreting the foregoing).

We further consent to the use of this opinion as an exhibit to the Offering Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

/s/ Burns, Figa & Will, P.C.

BURNS, FIGA & WILL, P.C.